                                                                      Exhibit 20


                       COLUMBIA/HCA COMPLETES SPIN-OFF OF
               LIFEPOINT HOSPITALS, INC. AND TRIAD HOSPITALS, INC.

NASHVILLE, TENNESSEE, May 11, 1999-Columbia/HCA Healthcare Corporation (NYSE:
COL), LifePoint Hospitals, Inc. and Triad Hospitals, Inc. today jointly announced the completion of the spin-off of LifePoint and Triad Hospital Groups.

         The spin-off was effected through a distribution of one share of LifePoint and one share of Triad for every 19 shares of Columbia/HCA common stock outstanding on the record date of April 30, 1999. The Internal Revenue Service has ruled that the spin-off generally will be tax-free to Columbia/HCA stockholders (except for any cash received instead of fractional shares of LifePoint common stock and Triad common stock).

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially.

Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "Columbia/HCA" as used throughout this document refer to Columbia/HCA Healthcare Corporation and its affiliates.